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EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statements No. 333-16255 and 333-25685 on Form S-3 and 333-16253, 333-27015, 333-68155, 333-46772, 333-77145, 333-77149 and 333-73054 on Form S-8 of PG&E Corporation and Registration Statements No. 33-64136, 33-50707, 33-62488 and 33-61959 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 24, 2003 (which express an unqualified opinion and include explanatory paragraphs relating to accounting changes and going concern uncertainties, appearing in and incorporated by reference in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
San Francisco, California
February 27, 2003

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  EXHIBIT 23